Exhibit 99.1
EXECUTION COPY
SECURITIES PURCHASE AGREEMENT
BY AND AMONG
CBK HOLDINGS, LLC,
CAMELBAK PRODUCTS, LLC,
CAMELBAK ACQUISITION CORP.
FOR PURPOSES OF SECTION 6.15 AND ARTICLE 10 ONLY,
COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
AND
FOR PURPOSES OF SECTION 6.13 AND ARTICLE 10 ONLY,
IPC/CAMELBAK LLC
DATED AS OF AUGUST 24, 2011

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

SCHEDULES
A	Net Working Capital Target

1.1	—	Permitted Liens
2.5	—	Allocation of Purchase Price
3.2	—	Capitalization of the Group Companies
3.2(c)	—	Equityholder Rights Agreements
3.4	—	Financial Statements
3.5	—	Consents and Approvals; No Violation
3.6(a)	—	Material Contracts
3.6(b)	—	Material Contracts
3.7	—	Absence of Changes
3.8	—	Litigation
3.9	—	Compliance with Applicable Law
3.10	—	Employee Plans
3.11	—	Environmental Matters
3.12	—	Intellectual Property
3.13	—	Labor Matters
3.14	—	Insurance
3.15	—	Tax Matters
3.17(a)	—	Real Property
3.17(b)	—	Personal Property
3.18	—	Transactions with Affiliates
3.19	—	Customers and Suppliers
3.20	—	Government Contracts
3.21	—	ITAR; Customs; FCPA
3.23	—	Bank Accounts
3.24	—	Liabilities
4.2	—	Seller Consents and Approvals
5.3	—	Buyer Consents and Approvals; No Violation
10.10	—	Key Employees

EXHIBITS
A	—	Form of Transition Services Agreement
B	—	Form of Escrow Agreement

SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 24, 2011, is made by and among CamelBak Products, LLC, a Delaware limited liability company (the “Company”), CBK Holdings, LLC, a Delaware limited liability company (“Seller”), Camelbak Acquisition Corp. (f/k/a Elixir Acquisition Corp.), a Delaware corporation (“Buyer”), for purposes of Section 6.15 and Article 10 only, Compass Group Diversified Holdings LLC (“Parent”), and for purposes of Section 6.13 and Article 10 only, IPC/Camelbak LLC (“IPC”). The Company, Seller, Buyer, Parent and IPC shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
     WHEREAS, Seller is the sole equityholder of the Company and owns beneficially and of record all of the issued and outstanding equity of the Company (referred to herein as the “Units”);
     WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Units.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
     “Active Government Contract” means a Government Contract for which the period of performance, including option periods, remains open or final payment has not been received.
     “Adjustment Time” means 11:59 pm New York local time on the Closing Date.
     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
     “Ancillary Documents” has the meaning set forth in Section 3.3.

     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
     “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
     “Buyer Claim” has the meaning set forth in Section 9.4(a).
     “Buyer Claim Notice” has the meaning set forth in Section 9.4(a).
     “Buyer Indemnitee” has the meaning set forth in Section 9.2(a).
     “Cash and Cash Equivalents” means the aggregate amount of cash, credit card receivables, cash equivalents and marketable securities of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.4(e). For each Group Company, the amount of Cash and Cash Equivalents shall be increased, without duplication, by the aggregate amount of all deposits in transit and checks deposited or held in the account of the applicable Group Company that have not yet cleared, and decreased, without duplication, by the aggregate amount of outstanding and unpaid checks issued by the applicable Group Company that have not yet cleared, in each case as of the Adjustment Time.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Closing Indebtedness” means, without duplication, the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time, determined on a consolidated basis, in each case determined in accordance with Section 2.4(e).
     “Closing Payment Amount” has the meaning set forth in Section 2.3(b)(i)(B).
     “Closing Statement” has the meaning set forth in Section 2.4(b)(i).
     “Closing Working Capital” means the Net Working Capital of the Company as of the Adjustment Time, determined in accordance with Section 2.4(e).
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the introductory paragraph to this Agreement.
     “Company Material Adverse Effect” means an event that has or would have a material adverse effect upon (a) the financial condition, business, or results of operations of the Group Companies, taken as a whole, or (b) the ability of Seller or the Company to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement, (viii) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (ix) the taking of any action specifically contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby or (x) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), such matter shall only be excluded so long as such matter does not have a disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industry in which the Group Companies operate.
     “Confidentiality Agreement” means the confidentiality agreement, dated as of March 9, 2011, by and between Robert W. Baird & Co. Incorporated, as agent for Seller, and Compass Group Management LLC.
     “Credit Facilities” means that certain Credit Agreement, by and among CamelBak Products, LLC, CamelBak Holdings, LLC, CamelBak Group, LLC, the lenders listed on the signature pages thereto, SunTrust Bank, as syndication agent, BNP Paribas, as administrative agent and General Electric Capital Corporation and NewStar Financial, Inc., as co-documentation agent, dated as of June 21, 2010 (as amended and restated from time to time).
     “Data Room” means the data room hosted by Merrill Corporation containing the materials with respect to the Group Companies made available as of 11:59 pm on the date that is prior to the date of this Agreement.
     “Dispute Notice” has the meaning set forth in Section 9.4(a).
     “Dispute Period” has the meaning set forth in Section 9.4(a).
     “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), deferred compensation, incentive, stock bonus, stock purchase, stock option, restricted stock, stock ownership, stock appreciation, phantom stock, retirement, pension, profit sharing, savings and thrift, cafeteria, health savings, flexible spending, welfare, sick leave, vacation, medical, dental, hospitalization, disability, accident, life insurance, death benefits, post-retirement, transaction bonus, bonus, severance, salary continuation, employment, termination, retention, change in control or other material benefit or compensation plan, program, agreement or arrangement in each case sponsored, administered, maintained, contributed to, or required to be contributed to, by any Group Company or with respect to which any Group Company has any material liability, but other than any Foreign Benefit Plan.
     “Enterprise Value” means $245,000,000.00.
     “Environmental Laws” means all domestic or applicable foreign federal, state and local statutes, regulations, common law provisions and ordinances concerning pollution or protection of the environment and protection of human health and safety from environmental hazards, as each of the foregoing are promulgated and in effect on or prior to the Closing Date.
     “Equityholder Rights Agreements” has the meaning set forth in Section 3.2(c).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Account” has the meaning set forth in Section 2.3(b)(i)(A).
     “Escrow Agent” has the meaning set forth in Section 2.3(b)(i)(A).
     “Escrow Agreement” has the meaning set forth in Section 2.3(b)(i)(A).
     “Escrow Amount” has the meaning set forth in Section 2.3(b)(i)(A).
     “Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
     “Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
     “Export Control Laws” has the meaning set forth in Section 3.21.
     “Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).
     “Final Purchase Price Allocation” has the meaning set forth in Section 2.5.
     “Financial Statements” has the meaning set forth in Section 3.4.
     “First Release Date” has the meaning set forth in Section 9.1.
     “Foreign Benefit Plan” means each employee benefit plan, other than any employee benefit plan mandated by a Governmental Entity, that covers non-United States employees of any Group Company.
     “Fundamental Representations” has the meaning set forth in Section 9.1.
     “GAAP” means United States generally accepted accounting principles, consistently applied in accordance with past practice.
     “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the

“Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
     “Government Contract” means any contract entered into between a Group Company and any Governmental Entity. The term “Government Contract” also includes any subcontract (at any tier) of a Group Company (i) with another entity under a prime contract held by a Group Company and (ii) with another entity that holds either a prime contract with a Governmental Entity or a subcontract (at any tier) under such a prime contract. The term Government Contract also includes any task orders or delivery orders issued under, or any modifications to, the Government Contract.
     “Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered by a Group Company that if awarded by a Governmental Entity would lead to a Government Contract.
     “Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature, including any arbitral tribunal.
     “Group Companies” means, collectively, the Company and each of its Subsidiaries.
     “Group Company IP Rights” has the meaning set forth in Section 3.12.
     “Guaranteed Obligations” has the meaning set forth in Section 6.15.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable solely as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of such Person consisting of (i) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business) and any earn-out obligations, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all capitalized lease obligations as determined under GAAP, (iv) obligations under any interest rate, currency or other hedging agreements to the extent payable if terminated at Closing; and (v) reimbursement obligations in connection with any letter of credit, bankers acceptance or similar agreement, in each case, as of the applicable date of measurement. For the avoidance of doubt, “Indebtedness” shall not include any obligations under operating leases.
     “Indemnified Party” has the meaning set forth in Section 9.3(a).

     “Indemnity Escrow Amount” has the meaning set forth in Section 2.3(b)(i)(A).
     “Intellectual Property Rights” means all patents, patent applications, designs and all registrations and applications therefor; trademarks, service marks, trade dress and trade names, all goodwill associated therewith and all registrations and applications therefor; copyrights, moral rights, software, copyright registrations and applications; Internet domain names; trade secrets, inventions and know-how.
     “IPC” has the meaning set forth in the introductory paragraph to this Agreement.
     “Key Employees” means those individuals identified on Schedule 10.10.
     “Latest Balance Sheet” has the meaning set forth in Section 3.4(b).
     “Leased Real Property” has the meaning set forth in Section 3.17(a).
     “Letters of Credit” means (a) Irrevocable Standby Letter of Credit Number 04103982, issued by BNP Paribas, New York, for $4,522, in favor of BNP Paribas, Cairo, Egypt, to induce BNP Paribas, Cairo, Egypt to issue, on BNP Paribas, New York’s behalf, a local guarantee in the same amount in favor of the Government of the Arab Republic of Egypt, and (b) the Irrevocable Standby Letter of Credit 91903821 issued by BNP Paribas, effective August 20, 2008 for $300,000, as subsequently increased effective August 12, 2010 to $600,000 in favor of Washington International Insurance Company.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.
     “Losses” means damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses).
     “Material Contracts” has the meaning set forth in Section 3.6(a).
     “Material Permits” has the meaning set forth in Section 3.9.
     “Material Real Property Lease” has the meaning set forth in Section 3.17(a).
     “McCoy Closing Payment” means any amounts that are or will be due to Sarah “Sally” McCoy as a result of the closing of the transactions contemplated hereby, pursuant to Section 3(b) of that certain Employment Agreement, as amended from time to time, dated as of September 24, 2006, by and among the Company, CamelBak Group, LLC, a Delaware limited liability company, and Sarah “Sally” McCoy.
     “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
     “Net Working Capital” means, as of any time, (a) the aggregate amount of current assets of the Group Companies as of such time minus (b) the aggregate amount of current liabilities of the Group Companies as of such time, in each case determined on a consolidated basis in accordance with Section 2.4(e). Notwithstanding anything to the contrary contained herein, Net Working Capital shall be determined in a manner consistent with Schedule A hereto and in no event shall “Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Seller Expenses, Closing Indebtedness, deferred Tax assets or deferred Tax liabilities.
     “New Plans” has the meaning set forth in Section 6.10.
     “Notice of Claim” means a written notice that specifies the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and whether such Losses are liquidated in nature.
     “Objection” has the meaning set forth in Section 2.4(b)(ii).
     “Objection Notice” has the meaning set forth in Section 2.4(b)(ii).
     “Parent” has the meaning set forth in the introductory paragraph to this Agreement.
     “Parties” has the meaning set forth in the introductory paragraph to this Agreement.
     “Pay-off Letters” has the meaning set forth in Section 7.2(h).
     “Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which appropriate reserves have been established in the Financial Statements, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Group Companies under the Credit Facilities which shall be released at Closing, (v) Liens granted at the Closing in connection with any financing of the transactions contemplated hereby or otherwise in connection with the Closing at the request of Buyer, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or which violation thereof would not result in a Company Material Adverse Effect, (vii) matters that would be disclosed by an accurate survey or inspection of the real property, (viii) Liens described on Schedule 1.1 and (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement, in each case as provided or made available to Buyer in the Data Room and described on Schedule 1.1.
     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

     “Post-Closing Tax Period” means any Taxable year or period that begins after the Closing Date and, with respect to any Taxable year or period beginning before and ending after the Closing Date, the portion of such Taxable year or period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Taxable year or period that ends before or on the Closing Date and, with respect to any Taxable year or period beginning before and ending after the Closing Date, the portion of such Taxable year or period ending before or on the Closing Date.
     “Purchase Price” means (i) Enterprise Value, plus (ii) the amount of Cash and Cash Equivalents, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, minus (vi) the amount of the McCoy Closing Payment and minus (vii) the amount of Seller Expenses.
     “Release Date” means, collectively, the First Release Date, Second Release Date and Third Release Date.
     “Response Action” has the meaning set forth in Section 9.5(g).
     “Responsible Party” has the meaning set forth in Section 9.3(a).
     “Schedules” means the disclosure schedules to this Agreement.
     “Second Release Date” has the meaning set forth in Section 9.8(b).
     “Seller” has the meaning set forth in the introductory paragraph to this Agreement.
     “Seller Expenses” means, without duplication, (i) the collective amount that remains or becomes due and payable by the Group Companies or Seller (whether incurred, paid or payable prior to, on, or after as of the Closing Date), and which was not paid by Seller or the Group Companies, in connection with the preparation, negotiation, execution or consummation of the transactions contemplated by this Agreement, including all out-of-pocket costs and expenses incurred by any of the Group Companies or by or on behalf of Seller (to the extent such amounts are a liability of any Group Company) in connection with the consummation of the transactions contemplated by this Agreement, including the fees and expenses of Kirkland & Ellis LLP, Robert W. Baird & Co. Incorporated, Houlihan Lokey and Hogan Lovells relating thereto, (ii) any filing fees or similar costs (other than fifty percent (50%) of the filing fee required under the HSR Act) incurred by the Group Companies in connection with this Agreement, (iii) any amounts payable to any current or former officer, director, employee or consultant of any Group Company in the nature of a transaction bonus, sales bonus, contingent payment, discretionary bonus, “stay-put,” tax gross-up, tax make-whole or other compensatory payments as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of any Group Company prior to the Closing, except for the McCoy Closing Payment, (iv) any costs, payments, amount of compensation or cost of accommodation necessary to obtain any consents, approvals, covenants not to sue or other similar statement sought by Seller or any Group Company in connection with consummation of the transactions contemplated herein and (v) fifty percent (50%) of any fees paid to the Escrow Agent at Closing.

     “Seller Indemnitee” has the meaning set forth in Section 9.2(b).
     “Straddle Periods” has the meaning set forth in Section 6.2(a).
     “Special Tax Survival Date” means, the date that is the earlier to occur of (a) the fifth (5th) anniversary of the Closing Date, (b) consummation of the sale by Armacel Armor Corporation of all or substantially all of the assets of Armacel Armor Corporation, a sale by Seller of capital stock of Armacel Armor Corporation such that after such sale Seller and its Affiliates will no longer hold twenty percent (20%) or more of the total voting power of shares of stock entitled to vote in the election of directors owned by Seller, or a sale by IPC/Camelbak, LLC of equity securities of Seller such that after such sale IPC/Camelback, LLC and its Affiliates will no longer hold twenty percent (20%) or more of the total voting power of equity securities entitled to vote in the election of directors; provided, that the Special Tax Survival Date shall in no event be earlier than the second (2nd) anniversary of the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Target Working Capital” means $30,453,400 as determined in accordance with the calculation set forth on Schedule B hereto.
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other Tax, of any kind whatsoever and any interest, penalties or additions to Tax in respect of the foregoing (whether disputed or not).
     “Tax Return” has the meaning set forth in Section 3.15(a).
     “Third Party Claim” has the meaning set forth in Section 9.3(a).
     “Third Release Date” has the meaning set forth in Section 9.1.
     “Top Ten Suppliers” has the meaning set forth in Section 3.19.

     “Top Twenty Customers” has the meaning set forth in Section 3.19.
     “Transfer Taxes” has the meaning set forth in Section 6.2(f).
     “Transition Services Agreement” means the Transition Services Agreement, in the form attached as Exhibit A, to be entered into at Closing by and between Seller and the Company pursuant to which the Company will provide transition services to Seller following the Closing.
     “Unaudited Financial Statements” has the meaning set forth in Section 3.4(c).
     “Units” has the meaning set forth the recitals to this Agreement.
     “Working Capital Escrow Amount” has the meaning set forth in Section 2.3(b)(i)(A).
ARTICLE 2
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of the Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, the Units in exchange for the Purchase Price. The Purchase Price will be estimated prior to the Closing Date and subject to post-Closing adjustments as provided in Section 2.4.
     Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022.
     Section 2.3 Deliveries at the Closing.
          (a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer an instrument of assignment of the Units.
          (b) Deliveries by Buyer. At the Closing, Buyer shall pay the Purchase Price and such other amounts as follows:
     (i) Buyer shall pay the Purchase Price to Seller by:
          (A) depositing $17,200,000 (such amount, the “Escrow Amount”) into an escrow account (the “Escrow Account”) to be established and maintained by SunTrust Bank (the “Escrow Agent”) pursuant to an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent. A portion of the Escrow Amount, equal to $14,700,000 shall be designated as the “Indemnity Escrow Amount,” and the remaining portion of the Escrow Account, equal to $2,500,000 shall be designated as the “Working Capital Escrow Amount.” The Working Capital Escrow Amount, and, if applicable, the

Indemnity Escrow Amount, shall serve as security for and a source of payment of Seller’s obligations pursuant to Section 2.4(d)(ii), if any, and the Indemnity Escrow Amount shall serve as security for and a source of payment of Seller’s obligations pursuant to Article 9, if any; and
          (B) paying to Seller an amount equal to the Estimated Purchase Price minus the Escrow Amount (the “Closing Payment Amount”).
               (ii) Buyer shall pay or cause the Company to pay an amount equal to all Closing Indebtedness outstanding to the holders thereof, in accordance with the Pay-off Letters;
               (iii) Buyer shall pay or cause a Group Company to pay the McCoy Closing Payment, if any, in accordance with payment instructions delivered by Seller to Buyer; and
               (iv) Buyer shall pay or cause a Group Company to pay all Seller Expenses in accordance with payment instructions delivered by Seller to Buyer.
All payments made by Buyer pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds to the accounts specified in written notice by Seller prior to the Closing Date. All liabilities discharged at the Closing pursuant to this Section 2.3 shall be excluded from the current liabilities of the Company when calculating Closing Working Capital.
          (c) Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 7 with respect to the Closing will be delivered by the applicable Party.
     Section 2.4 Purchase Price.
          (a) Estimated Purchase Price. Prior to the Closing, Seller shall have delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimates of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness, the McCoy Closing Payment and Seller Expenses, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates. The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).
          (b) Determination of Final Purchase Price.
               (i) As soon as reasonably practicable, but no later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price based thereon. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e). The Parties agree that the purpose of preparing the Closing Statement and determining the Closing Working Capital is to measure the difference between the specified Net Working Capital as of the Adjustment Time as compared to the Target Working Capital for purposes of adjusting the Purchase Price as contemplated by this Section 2.4(b). Such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining Closing Working Capital from those used to determine the Target Working Capital.
               (ii) Within thirty (30) days following receipt by Seller of the Closing Statement, Seller shall deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement within such thirty (30) day period, the Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such thirty (30) day period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Seller delivers an Objection Notice, then Buyer and Seller shall jointly engage the dispute resolution group of PricewaterhouseCoopers or if PricewaterhouseCoopers is unavailable or unwilling, such other accounting firm mutually agreed upon by Buyer and Seller (the “Accounting Firm”) (provided, that if Buyer and Seller are unable to agree, each of Buyer and Seller shall select a representative from a nationally recognized accounting firm, and shall cause such representatives to agree upon a nationally recognized accounting firm to act as the Accounting Firm) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 2.4(e)) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). The objective of the selection of the Accounting Firm is to retain a competent party with individuals within such organization who have expertise in resolving disputes of the nature contemplated in this Section 2.4(d) and which Accounting Firm does not have, to the extent possible, a material relationship with Buyer or Seller and which individuals do not have individual conflicts or material or prospective relationships with Buyer or Seller. Individuals representing the Accounting Firm for this purpose will, upon request from Buyer or Seller, submit responses to an appropriate questionnaire in order to identify any potential conflicts of interest that could prevent such individuals from acting independently. Buyer and Seller shall cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement and the Objection Notice) within such thirty (30) day period. The Accounting Firm shall only consider those items and amounts set forth in the Closing Statement, as the case may be, as to which Buyer and Seller have disagreed within the time periods and on the terms specified above. The Accounting Firm must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Firm shall select the position of either Buyer or Seller as a resolution for each item of disagreement and may not impose an alternative resolution. The Accounting Firm shall make its determination based on written submissions and/or presentations and supporting material provided by Buyer and Seller and, at its election, pursuant to responses provided by Buyer and Seller to inquiries posed by the Accounting Firm based on such written submissions and/or presentations and supporting material but not pursuant to its independent review. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties absent manifest error. The costs and expenses of the Accounting Firm shall be allocated by the Accounting Firm and apportioned between Seller and Buyer in the same proportion that the aggregate amount of such resolved disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such resolved disputed items so submitted.
          (c) Access. Buyer shall, and shall cause each Group Company to, make its financial records, accounting personnel and advisors available to Seller, the Accounting Firm or Seller’s accountants and other representatives at reasonable times during the review by Seller and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement.
          (d) Adjustments.
               (i) If the Purchase Price as finally determined pursuant to Section 2.4(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, Buyer shall, or shall cause a Group Company to, pay to Seller an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined. In addition, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Amount to Seller.
               (ii) If the Final Purchase Price is less than the Estimated Purchase Price, then within three (3) Business Days after the date on which the Final Purchase Price is finally determined, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) if such shortfall is equal to the Working Capital Escrow Amount, disburse to Buyer all of the Working Capital Escrow Amount, (B) if such shortfall is less than the Working Capital Escrow Amount, disburse to Buyer a portion of the Working Capital Escrow Amount equal to such shortfall and disburse to Seller the remaining portion of the Working Capital Escrow Amount and (C) if such shortfall exceeds the Working Capital Escrow Amount, disburse to Buyer all of the Working Capital Escrow Amount and disburse the balance of such shortfall to Buyer from the Indemnity Escrow Amount (it being understood that, notwithstanding anything to the contrary contained herein, the Escrow Amount shall be the sole source of recovery for any payment required to be made pursuant to this Section 2.4(d)(ii)).
     (e) Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP and, to the extent not inconsistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Unaudited Financial Statements, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall be determined in a manner consistent with and as required by the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, and (v) shall only include current Tax assets and current Tax liabilities.
     Section 2.5 Allocation of Purchase Price. As soon as practical, but no later than ninety days (90 days) after the Closing Date, (a) Buyer shall prepare, and deliver to Seller, an allocation of the Purchase Price and other amounts, if any, required under the Code and (b) Seller shall prepare, and deliver to Buyer, an allocation of the Purchase Price and other amounts, if any, required under the Code, in each case among the assets of the Company in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder. During the ten (10) Business Days following Buyer’s delivery of its allocation to Seller, Seller and Buyer shall use their good faith efforts to meet (whether in person or telephonically), review and discuss the allocation. If on or prior to the tenth (10th) such Business Day, Seller and Buyer are able to agree on an allocation of the Purchase Price (the “Final Purchase Price Allocation”), then Seller, the Group Companies and Buyer shall report and file all Tax Returns in all respects consistent with such Final Purchase Price Allocation.
     Section 2.6 Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 7 with respect to the Closing will be delivered by the applicable Party.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Buyer as follows:
     Section 3.1 Organization and Qualification; Subsidiaries.
          (a) Each Group Company is a corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of formation. Each Group Company has the requisite corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted.
          (b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) The Company has provided or made available to Buyer in the Data Room true, correct and complete copies of the Governing Documents of each Group Company (including all amendments thereto), in each case as are now in effect on the date hereof.

     Section 3.2 Capitalization of the Group Companies.
          (a) The Units comprise all of the Company’s authorized equity that is issued and outstanding. The Units have been duly authorized and validly issued and are fully paid and are free and clear of any Liens. There are outstanding (i) no other equity securities of the Company (ii) no securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.
          (b) Except as set forth on Schedule 3.2, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities. Except as set forth on Schedule 3.2, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s jurisdiction of formation or other applicable law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2, there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.
          (c) Except as set forth in Schedule 3.2(c), there are not any unitholder or shareholder agreements, including relating to registration rights, investor rights, co-sale, rights of first refusal, preemptive rights, voting agreements or other similar agreements or understandings (collectively, the “Equityholder Rights Agreements”) to which Seller, the Company or any other equityholder of a Group Company is a party or is bound, in the case of Seller, with respect to equity of a Group Company.
     Section 3.3 Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company and no other company proceedings on the part of the Company are necessary to authorize this Agreement or the

Ancillary Documents. This Agreement and the execution and delivery of each of the Ancillary Documents to which the Company is a party have been duly executed and delivered by the Company and each constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party have been be duly and validly authorized, executed and delivered by Buyer), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
     Section 3.4 Financial Statements. Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
          (a) the audited consolidated balance sheet of CamelBak Group, LLC, a Delaware limited liability company as of December 31, 2009, and the related audited consolidated statements of income and cash flows for the fiscal year then ended; and
          (b) the audited consolidated balance sheet of Seller as of December 31, 2010 (the “Latest Balance Sheet”), and the related audited consolidated statements of income and cash flows for the fiscal year then ended; and
          (c) the unaudited six-month results of the Group Companies as of June 30, 2011 (the “Unaudited Financial Statements”).
Except as set forth on Schedule 3.4, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial position of, as applicable, CamelBak Group, LLC and its Subsidiaries, Seller and its Subsidiaries or the Group Companies as of the dates referred to in such financial statements and their consolidated results of operations for the periods covered by such statements (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments).
     Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of either of clauses (c) and (d) above would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.6 Material Contracts.
          (a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Real Property Lease, no Group Company is a party to or bound by any:
               (i) contract with any officer, individual employee or independent contractor on a full-time, part-time, consulting or other basis (other than any “at-will” contract that may be terminated by any Group Company upon thirty (30) days or less advance notice and consulting agreements providing annual compensation not in excess of $100,000), including contracts with respect to employment, severance, separation, change in control, retention or similar arrangements for the provision of services to any Group Company on a full or part time basis;
               (ii) agreement or indenture relating to Indebtedness or undrawn letters of credit;
               (iii) lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
               (iv) lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
               (v) partnership agreements or joint venture agreements relating to the Group Companies (other than marketing or endorsement agreements under which aggregate payments do not exceed $100,000);
               (vi) agreement, contract or commitment prohibiting any Group Company from freely engaging in any material business, including restrictions on any Group Company’s ability to compete;
               (vii) collective bargaining agreement, labor contract or other material written agreement or arrangement with any labor union or any employee organization;

               (viii) contract that relates to the future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company;
               (ix) contracts or other agreements under which the Company agrees to indemnify any party (other than standard indemnification obligations of the Company in connection with the sale of products, non-disclosure agreements or licensing contracts or otherwise entered into in the ordinary course of business), to share Tax liability of any party, or to refrain from competing with any party;
               (x) any agreement or contract related to the sale of securities or material assets (excluding contracts for the sale of inventory in the ordinary course of business), that contains an option to purchase or a right of first refusal, first offer or negotiation;
               (xi) material licenses, sub-licenses and all other agreements pursuant to which a Group Company uses any Intellectual Property Rights owned by any other Person (other than commercially available off-the-shelf software) or pursuant to which a Group Company has granted to any Person any right in or to any Intellectual Property Rights; or
               (xii) any other agreement or contract that involves the expenditure, payment or receipt of more than $100,000 in the aggregate and is not terminable by the applicable Group Company without penalty on notice of sixty (60) days or less (other than purchase orders received in the ordinary course of business).
          (b) Except as set forth on Schedule 3.6(b), each Material Contract (i) has been provided or made available to Buyer in the Data Room and (ii) is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), during the past twelve (12) months, no Group Company has received written notice of any default under any Material Contract, except for defaults that have not had or reasonably would not be expected to have a Company Material Adverse Effect.
     Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) each Group Company has conducted its business in the ordinary course substantially consistent with past practices (other than activities related to the Company’s sale process or, following the date hereof, any actions taken as contemplated by this Agreement) and has not engaged in any of the activities prohibited by Section 6.1.
     Section 3.8 Litigation. Except as set forth on Schedule 3.8, (a) there is no suit, litigation, arbitration, action or proceeding pending, or, to the Company’s knowledge, threatened in writing or under investigation against or by any Group Company before any Governmental Entity and (b) to the Company’s Knowledge, there is no claim pending or threatened in writing against or by any Group Company that is reasonably likely to result in fees, fines and other costs and penalties in excess of $50,000. Except as set forth on Schedule 3.8, no Group Company is subject to any outstanding order, writ, injunction or decree.
     Section 3.9 Compliance with Applicable Law. Except as set forth on Schedule 3.9, the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Material Permits”). No Group Company is in material default or violation of any permit, license, approval, certificate or other authorization of and from, or any declaration or filings with, any Governmental Entity necessary for the lawful conduct of its business as presently conducted and to which it is a party. No proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel or adversely modify any Material Permit. Except as set forth on Schedule 3.9, the business of the Group Companies is operated in material compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Entities. Except as set forth on Schedule 3.9, there is no action, suit or proceeding pending or, to the Company’s knowledge, threatened in writing by any Governmental Entity with respect to any alleged violation by any Group Company of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Entity that has had or would reasonably be expected to have a Company Material Adverse Effect. This Section 3.9 does not relate to Tax matters (which are the subject of Section 3.15), environmental matters (which are the subject of Section 3.11), employee benefit plan matters (which are the subject of Section 3.10), intellectual property matters (which are the subject of Section 3.12) or labor matters (which are the subject of Section 3.13).
     Section 3.10 Employee Plans.
          (a) Schedule 3.10(a) lists all Employee Benefit Plans and Foreign Benefit Plans.
          (b) No Employee Benefit Plan is, and no Group Company has any current or contingent liability with respect to, a Multiemployer Plan or a plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Except as set forth on Schedule 3.10(b), no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.
          (c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan and any related trust agreement has been maintained, established and administered in compliance both as to form and operation in all material respects with its terms and in all material respects in compliance with the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable advisory or opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.
          (d) With respect to each Employee Benefit Plan, CamelBak has provided to or made available to Buyer in the Data Room copies, to the extent applicable, of (i) the current plan and trust documents, adoption agreement, and the most recent summary plan description and each summary of material modification thereto, (ii) the most recent annual report (Form 5500 series) and (iii) the most recent Internal Revenue Service determination, opinion or advisory letter.
     (e) There has been no material violation of the health insurance obligations imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Employee Benefit Plan to which such obligations apply. With respect to the Employee Benefit Plans, all required notices, disclosures and continuation coverage have been provided in all material respects in compliance with Sections 601 through 608 of ERISA or any analogous applicable state law. No Group Company, employee of any Group Company, or to the Company’s knowledge, any fiduciary of any Employee Benefit Plan has engaged in any violation of Sections 404 or 406 of ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code if a material liability to a Group Company would result. Other than claims for benefits in the ordinary course, there is no action, claim, suit, litigation, proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Benefit Plan that is pending or, to the Company’s knowledge, threatened.
     (f) Each Foreign Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and the requirements of applicable laws. To the Knowledge of the Company, each Group Company has properly classified individuals providing services as independent contractors, or as employees, as the case may be.
     (g) Except as set forth on ScheduleSection 3.10(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the increase of any benefits otherwise payable to any person under any Employee Benefit Plan, or (ii) result in the acceleration of vesting of benefits under any Employee Benefit Plan.
     (h) Each Group Company has made all contributions required to be made prior to the Closing Date under the terms of each Employee Benefit Plan and applicable legal requirements for all periods.
     (i) Each Group Company is in material compliance with Section 409A of the Code (or any similar provision of state, local or foreign laws).
     (j) Except with respect to the account balances of former Armacel Armor Corporation employees under the CamelBak Products, LLC 401(k) Plan, any benefits that are provided under the terms of the relevant welfare benefit insurance policies for time periods prior to the Closing or during the month in which the Closing occurs, and the provision of continuation coverage under COBRA with respect to two (2) former Armacel Armor Corporation employees, no Group Company has any current or contingent liability to provide benefits to employees or former employees of Armacel Armor Corporation under any Employee Benefit Plan.

     Section 3.11 Environmental Matters.
          (a) Except as set forth on Schedule 3.11:
               (i) The Group Companies are, and for the past five (5) years have been, in compliance with all Environmental Laws, except for noncompliance that has not had or would not reasonably be expected to have a Company Material Adverse Effect.
               (ii) Without limiting the generality of the foregoing, the Group Companies hold and are, and for the past five (5) years have been, in compliance with all permits, licenses approvals, certificates, and other authorizations that are required pursuant to Environmental Laws, except for noncompliance that has not had or would not reasonably be expected to have a Company Material Adverse Effect.
               (iii) No Group Company has received any unresolved written enforcement action or lawsuit regarding any actual or alleged violation by any Group Company of, or potential or actual liability (including any investigatory, corrective or remedial obligation) of any Group Company under, any Environmental Laws, nor has any Group Company received any unresolved written notice or claim regarding any actual or alleged violation by any Group Company of, or potential or actual liability (including any investigatory, corrective or remedial obligation) of any Group Company under, any Environmental Laws, except for such notices or claims that would not reasonably be expected to result in a material liability of any Group Company under Environmental Laws.
               (iv) To the Company’s knowledge, there have been no releases of Hazardous Substances, as that term is defined at 42 U.S.C. sec. 9601 (14), as amended, as well as all forms of petroleum and natural gas, in, on, under, emanating from, or migrating onto the soil, groundwater or structures at any property at any time owned, leased or occupied by the Group Companies that would reasonably be expected to result in a material liability at any time of any Group Company under Environmental Laws.
               (v) No Group Company has handled, treated, stored, disposed of, arranged for the disposal of, or released any Hazardous Substances in a manner that would reasonably be expected to give rise to a Company Material Adverse Effect.
               (vi) No Group Company has expressly assumed by contract any actual or potential material unresolved liability under any Environmental Laws of any other Person (excluding, for the avoidance of doubt, the Material Contracts, real property leases, service or supply agreements, and other contracts entered into by the Group Companies in the ordinary course of business).
               (vii) Each Group Company has provided to Buyer true, complete and correct copies of all material site assessment reports, compliance audits, and inspection reports pertaining to Company environmental matters, which are in each Group Company’s possession.
          (b) This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws.

     Section 3.12 Intellectual Property.
          (a) Except as set forth on Schedule 3.12, the Group Companies own, license or otherwise have a right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights used in or necessary for the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). Schedule 3.12 sets forth a complete and accurate list of (a) all patents or registrations of Group Company IP Rights owned by any Group Company and (b) all patent applications or applications for the registration of Group Company IP Rights owned by any Group Company. Except as set forth on Schedule 3.12, (x) there is not pending, nor, to the Company’s knowledge, threatened, against any Group Company any written claim by any third party contesting the use or ownership of any Group Company IP Right, or alleging that any Group Company is infringing any Intellectual Property Rights of a third party, and (y) there are no written claims pending or, to the Company’s knowledge, threatened that have been brought or threatened by any Group Company against any third party alleging infringement of any Intellectual Property Rights owned by such Group Company. Except as set forth on Schedule 3.12, (A) the use by the Group Companies of the Group Company IP Rights that are material to the conduct of the business of the Group Companies as currently conducted do not infringe or violate any Intellectual Property Rights of any third party and to the Company’s knowledge no other conduct of the business of the Group Companies as currently conducted infringes or violates any Intellectual Property Rights of any third party and (B) to the Company’s knowledge, no third party is infringing any material Group Company IP Rights. Except as set forth on Schedule 3.12, (W) each registration and application for Intellectual Property Rights owned by the Company that is material to the conduct of the business of the Group Companies as currently conducted has been duly maintained, has not lapsed, expired or been abandoned, is not the subject of any opposition, interference or similar proceeding before any Governmental Entity in any jurisdiction and, to the Company’s knowledge, is valid and enforceable; (X) except as set forth on Schedule 3.5, the consummation of the transactions contemplated by this Agreement will not impair any right of any Group Company to use any Group Company IP Rights which it had the right to use prior to such consummation; and (Y) each Group Company has taken commercially reasonable measures to protect the trade secrets it owns.
          (b) No Group Company has conducted its business by or through any division or affiliate or under any fictitious, assumed or other name used to identify itself as a company.
     Section 3.13 Labor Matters. Except as set forth on Schedule 3.13, (a) no Group Company has entered into or is otherwise subject to any collective bargaining agreement or other agreement with any works council or similar association with respect to its employees, (b) there is no labor strike, labor dispute, picketing, slowdown, boycott or work stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting any Group Company, (c) to the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company and no question concerning representation exists respecting such employees and (d) there is no material unfair labor charge or complaint pending against any Group Company. No Group Company has engaged in any location closing or employee layoff activities during the two (2) year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

     Section 3.14 Insurance. Schedule 3.14 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by Seller as of the date of this Agreement that provide coverage to any Group Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by Seller or any Group Company with respect to any such policy. Except as set forth on Schedule 3.14, (a) neither Seller nor any Group Company has made any claim under any such policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to Seller or a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) no insurer has threatened in writing to cancel any such policy.
     Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:
          (a) each Group Company has prepared and duly and timely filed with the appropriate domestic federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms, filings and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to any Group Company, all such Tax Returns are true, complete and correct in all material respects and were prepared in accordance with all applicable legal requirements and each Group Company has timely paid all material Taxes owed or payable by it, whether or not shown on any such Tax Return, including Taxes which any Group Company is obligated to withhold;
          (b) no Group Company is currently the subject of a Tax audit action, suit, claim, proceeding or examination and no such audit, action, suit, claim, proceeding or examination has been proposed in writing against any Group Company;
          (c) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against any Group Company;
          (d) no Group Company has received from any Taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn; and there has not been, at any time during the past three (3) years, any audit or examination of any Tax Return filed by any Group Company;
          (e) no written claim has been made by any Taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;
          (f) no Group Company has engaged in any reportable transactions within the meaning of Treasury Regulation Sections 1.6011-4(b)(1) and 1.6011-4(c)(3);
          (g) each Group Company is currently taxable as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3(b)) for United States federal, state and local income tax purposes. No Group Company has ever elected to be taxed as a corporation pursuant to Treasury Regulation Section 301.7701-3(c) or otherwise, and Hydrosport SRL currently has an election in place under such Treasury Regulation to be taxed as a disregarded entity;
          (h) no extension is currently in effect with respect to the filing of any income Tax Return by any Group Company;
          (i) there are no liens for Taxes, other than Permitted Liens, on any of the assets of any Group Company:
          (j) no Group Company has ever been (i) a member of an affiliated, consolidated, unitary or combined group filing a consolidated, unitary or combined Tax Return, or (ii) a party to any Tax allocation, sharing or reimbursement agreement or arrangement, and no Group Company has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than contracts entered in the ordinary course of business the primary focus of which is not Taxes);
          (k) no Group Company is required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period or portion thereof beginning on or after the Closing Date as a result of (i) a change in method of accounting for a taxable period beginning prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed on or before the Closing Date, (iii) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, or (iv) any prepaid amount received by the Company on or prior to the Closing Date;
          (l) no Group Company has pending any ruling requests filed by it or on its behalf with any Taxing authority and no Group Company has received any Tax ruling that would have a continuing effect on it after the Closing Date; and
          (m) all material Taxes that are required to be withheld or collected by any Group Company have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable law; and
          (n) the accrual for income Taxes reflected in the Estimated Closing Statement accurately reflects the total amount of all unpaid income Taxes, whether or nor currently due and payable, of the Group Companies, as of the Closing Date.
This Section 3.15 (i) contains the sole and exclusive representations and warranties of the Company with respect to Taxes and (ii) except with respect to the representations and warranties set forth in Section 3.15(g) (subject, for the avoidance of doubt, to the limitations set forth in this Agreement, including Article 9 and Section 10.11), shall only be construed and interpreted as applying to Taxes and associated liabilities occurring in or related to Pre-Closing Tax Periods and shall not apply in any respect to Taxes and associated liabilities occurring in or related to Post-Closing Tax Periods.
     Section 3.16 Brokers. No broker, finder, financial advisor or investment banker, other than Robert W. Baird & Co. Incorporated and Houlihan Lokey (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.
     Section 3.17 Real Property; Personal Property.
          (a) Real Property. No Group Company owns any real property. Schedule 3.17(a) sets forth a list of all leases (each a “Material Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant, except for any lease or agreement (and real property subject thereto) pursuant to which any Group Company holds Leased Real Property for which the aggregate annual rental payments do not exceed $100,000. Except as set forth on Schedule 3.17(a), each Material Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms against such Group Company and to the Company’s knowledge, the other party thereto (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17(a), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Real Property Lease. Except as disclosed on Schedule 3.17(a), there are no written or oral subleases, concessions or other contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property.
          (b) Personal Property. Except as disclosed on Schedule 3.17(b), the Group Companies collectively own and have title to or hold under valid leases all material machinery, equipment and other personal property (excluding, for avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Liens identified on Schedule 3.17(b) and Permitted Liens, and all material machinery, equipment and other personal property is in good operating condition, ordinary wear and tear excepted.
     Section 3.18 Transactions with Affiliates. Schedule 3.18 sets forth all contracts or arrangements between any Group Company, on the one hand, and Affiliates of any Group Company (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 3.18 and to the Company’s knowledge, none of the Group Companies or their respective Affiliates, directors, officers or employees has any interest in or owns any asset, tangible or intangible, which is used by a Group Company in the conduct of its business. Except as disclosed on Schedule 3.18, the Company is not indebted or otherwise obligated to any Affiliate, except for amounts due under normal arrangements applicable to all employees generally as to compensation or reimbursement of ordinary business expenses.
     Section 3.19 Customers and Suppliers. Schedule 3.19 contains a list of the top twenty (20) customers of the Group Companies on the basis of revenue during the fiscal year ended December 31, 2010 (the “Top Twenty Customers”) and the top ten (10) suppliers of the Group

Companies on the basis of aggregate expenditures during the fiscal year ended December 31, 2010 (the “Top Ten Suppliers”). During the period beginning on December 31, 2010 and ending on the date of this Agreement, no Top Twenty Customer or Top Ten Supplier has cancelled, terminated or materially and adversely modified in writing (including by providing written notice of a material decrease in the rate of services obtained from or provided to the Group Companies) its relationship with the Group Companies, and, to the knowledge of the Company, no Group Company is engaged in any dispute with a Top Twenty Customer or Top Ten Supplier that would be reasonably likely to result in a cancellation, termination or material and adverse modification of its relationship with any Group Company.
     Section 3.20 Government Contracts.
          (a) Schedule 3.20(a) sets forth a true and correct list of each Active Government Contract. Each Active Government Contract has been provided or made available to Buyer in the Data Room.
          (b) Schedule 3.20(b) sets forth a true and correct list of each Government Contract Bid for which an award has not been made prior to the date of this Agreement.
          (c) As to each Active Government Contract listed in Schedule 3.20(a) and each Government Contract Bid listed in Schedule 3.20(b), except as set forth in Schedule 3.20(c):
               (i) no such Active Government Contract or Government Contract Bid is based on a Group Company having §8(a) status, small business status, small disadvantaged business status, protégé status, or any other preferential status afforded by statute or regulation; and
               (ii) the Group Companies have complied with all material terms and conditions of each such Active Government Contract and Government Contract Bid.
          (d) As to each Active Government Contract listed in Schedule 3.20(a), except as set forth in Schedule 3.20(d):
               (i) no termination for default, cure notice or show cause notice has been issued and remains unresolved and to the Company’s Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; and
               (ii) no money due to any Group Company pertaining to any such contract has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract.
          (e) As to each Active Government Contract listed in Schedule 3.20(a) and each Government Contract Bid listed in Schedule 3.20(b), except as set forth in Schedule 3.20(e):
               (i) the Group Companies have complied in all material respects with the requirements of any applicable law pertaining to each Active Government Contract or

Government Contract Bid including, but not limited to, the Truth in Negotiations Act of 1962, as amended; the Service Contract Act of 1963, as amended; the Office of Federal Procurement Policy Act, as amended; the Trade Agreements Act; the Federal Acquisition Regulation (the “FAR”) and any applicable agency supplement thereto; the Cost Accounting Standards; and any other applicable law or regulation;
               (ii) all representations and certifications made by the Group Companies with respect to such Active Government Contract or Government Contract Bid were accurate in all material respects as of their effective date, and the Company has complied in all material respects with such representations and certifications;
               (iii) neither the United States Government nor any prime contractor, subcontractor, vendor or other third party has notified the Company (in writing) that the Group Companies have breached or violated, or is alleged to have breached or violated, any applicable law pertaining to such Active Government Contract or Government Contract Bid;
               (iv) no Group Company has received any adverse or negative past performance evaluations or ratings from a Governmental Entity in writing within the past three years; and
               (v) to the Company’s Knowledge, no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under state and federal laws of the United States) in connection with any such Government Contract or Government Contract Bid under the United States civil or criminal False Claims Acts, the Procurement Integrity Act, or other laws adopted by any other Government Entity, as applicable.
          (f) Except as set forth in Schedule 3.20(f) within the past six (6) years:
               (i) No Group Company, nor to the Company’s Knowledge, any of its officers, employees, consultants, agents or representatives has been under any administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of such Group Company;
               (ii) no audit has resulted in costs being challenged in writing by any Governmental Entity in any amount greater than $100,000;
               (iii) no Group Company, nor to the Company’s Knowledge, any of its officers, employees, consultants, agents or representatives have been the subject of any audit or investigation that resulted in any written adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Active Government Contract or Government Contract Bid;
               (iv) no Group Company has made any mandatory disclosure under Federal Acquisition Regulation (“FAR”) 52.203-13(b)(3)(i) or any voluntary disclosure to any Governmental Entity with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Active Government Contract or Government Contract Bid, and there are no facts that would require mandatory disclosure under FAR 52.203-13(b)(3)(i);

               (v) no Group Company nor to the Company’s Knowledge, any of its officers, employees, consultants, agents or representatives, is or has been suspended or debarred from doing business with any Governmental Entity or is or has been the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Entity.
               (vi) to the Company’s Knowledge, there are no facts that could reasonably be expected to result in an “organizational conflict of interest” as defined in the FAR under an Active Government Contract or Government Contract Bid.
               (vii) no payment has been made by a Group Company, nor to the Company’s Knowledge, by any of its officers, employees, consultants, agents or representatives, to any Person other than any bona fide employee or agent (as defined in subpart 3.4 of the FAR) that is or was contingent upon the award of any Government Contract.
          (g) Except as set forth in Schedule 3.20(g):
               (i) there are no outstanding written claims against any Group Company, either by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid;
               (ii) to the Company’s Knowledge, there are no outstanding disputes between any Group Company and any Governmental Entity under the Contract Disputes Act or any other applicable law, or between any Group Company and any prime contractor, subcontractor or vendor, arising under or related to any Government Contract or Government Contract Bid;
               (iii) no Group Company has any interest in any pending or potential claim under the Contract Dispute Act or any other applicable law against any Governmental Entity or against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid;
               (iv) no Group Company has assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of such Group Company arising under any Government Contract;
               (v) no Group Company is subject to any financing arrangement or assignment of proceeds with respect to the performance of any such Government Contract; and
               (vi) no Group Company is using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Entity involved.
     Section 3.21 ITAR; Customs; FCPA.
          (a) ITAR. The Group Companies are in compliance in all material respects with all statutory and regulatory requirements controlling the export of goods, services, technical data and technology including requirements pursuant to: the United States International Traffic in Arms Regulations (ITAR), the Export Administration Act (50 U.S.C. App. §§2401-2420), the Export Administration Regulations (15 C.F.R. Parts 730 through 774), the International Emergency Economic Powers Act (50 U.S.C. §§1701-1706) and such applicable law and executive orders administered and implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Except as set forth on Schedule 3.21, the Group Companies have not submitted a voluntary disclosure with respect to compliance with, or potential liability under, any Export Control Law.
          (b) Customs.
               (i) Each Group Company is and at all times in the last five (5) years has been in compliance (or disclosed and corrected any identified lack of compliance) in all material respects with all applicable legal requirements governing or concerning (A) the importation of products, goods, parts, accessories, technology, and services and all other regulations and procedures administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security; (B) the obtaining of all necessary permits and licenses from and the filing of all required forms and reports with the applicable Governmental Entity with respect to import transactions; (C) the maintenance of records with respect to import transactions and claims (including drawback claims); and (D) the payment in full of all customs duties, Taxes, fees and charges applicable to and due with respect to all import transactions, including any countervailing or antidumping duties.
               (ii) No products, goods, parts, or accessories imported by any Group Company in the last five (5) years are or have been subject to any countervailing or antidumping duty investigation, order, notice, or other proceeding by the U.S. Department of Commerce or the U.S. International Trade Commission.
          (c) Certain Payments. No Group Company or to any other Company’s Knowledge, any other Person associated with or acting on behalf of a Group Company has directly or indirectly (x) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) in violation of any law, or (ii) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (y) violated any applicable export control, money laundering or anti-terrorism law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, as amended.
     Section 3.22 Product Liability. The Company has received no written claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Group Companies, and, to the Company’s knowledge, the Company has received no oral claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Group Companies, in each case that is reasonably likely to result in fees, fines and other costs in excess of $100,000.

     Section 3.23 Bank Accounts. Schedule 3.23 contains a complete list of all bank accounts owned or maintained by the Group Companies, including in each case account holder name, account number, bank name and branch address. The only individuals authorized by the Company to effect transactions with respect to such bank accounts are current employees of the Company.
     Section 3.24 Inventory. The inventory of the Group Companies whether reflected on the Financial Statements or subsequently acquired or manufactured through the date of the Estimated Closing Statement consists of items of a quantity and quality which are usable and saleable in the ordinary course of business in accordance with GAAP, subject to any reserves set forth in the Financial Statements as adjusted for the passage of time through the Closing Date (which reserves are calculated consistent with past practice in accordance with GAAP).
     Section 3.25 Liabilities. No Group Company has any direct or indirect liabilities or obligations (including as a guarantor and including any Indebtedness, liabilities, claims, losses, damages, deficiencies, Taxes, or charges) that would be required by GAAP to be set forth on the face of the Company’s balance sheet (and not in the notes thereto), except for (a) liabilities or obligations set forth in the Financial Statements, (b) liabilities or obligations incurred in the ordinary course since June 30, 2011, (c) liabilities or obligations for Seller Expenses or incurred in connection with the transactions contemplated by this Agreement, (d) liabilities and obligations set forth on Schedule 3.25 and (e) liabilities or obligations that are not material.
     Section 3.26 Accounts Receivable. All Accounts Receivable of the Group Companies relating to the Business, whether reflected on the Financial Statements or subsequently created through the date of the Estimated Closing Statement, have arisen from bona fide transactions in the ordinary course of business. There is no contest, claim or right of set-off relating to the amount or validity of any such Accounts Receivable that are not reserved for on the Financial Statements or on the Company’s accounting records as of the Closing Date, as the case may be (which reserves are calculated consistent with past practice in accordance with GAAP).
     Section 3.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SECURITIES, THE BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES AND BUYER SHALL SOLELY RELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT HERETO.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
     Section 4.1 Organization; Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Documents. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Seller is a party will be) duly executed and delivered by Seller and each constitute a valid, legal and binding agreements of Seller (assuming that this Agreement has been and the Ancillary Documents to which Seller is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
     Section 4.2 Consents and Approvals; No Violations. Except as set forth on Schedule 4.2, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) except as set forth on Schedule 4.2, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (b) and (c) above would reasonably be expected to have a material and adverse effect on Seller’s ownership of the Units owned by Seller, or otherwise prevent or materially delay the Closing.
     Section 4.3 Title to the Units. Seller owns of record and beneficially all of the Units and has good and marketable title to all of the Units, free and clear of all Liens (other than any Liens to be released at Closing).
     Section 4.4 Litigation. There is no suit, litigation, arbitration, claim, action or proceeding pending or, to Seller’s actual knowledge, threatened in writing against or by Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Units, or otherwise prevent or materially delay the Closing or otherwise prevent Seller from complying with the terms and provisions of this Agreement. Seller is not subject to any outstanding order, writ, injunction or decree that would prevent or materially delay the Closing.
     Section 4.5 Brokers. No broker, finder, financial advisor or investment banker, other than Robert W. Baird & Co. Incorporated and Houlihan Lokey (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
     Section 4.6 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SECURITIES, THE BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES AND BUYER SHALL SOLELY RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT HERETO.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller and the Company as follows:
     Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Buyer has delivered to the Company copies of its respective Governing Documents in effect as of the date of this Agreement.
     Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement or the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and each constitute a valid, legal and binding agreement of Buyer (assuming that this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by Seller and the

Company, as applicable), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
     Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Sellers’ representations and warranties contained in Section 4.2, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and (ii) those set forth on Schedule 5.3. Neither the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets, which in the case of clauses (b) and (c) above, which would reasonably be expected to have a material and adverse effect on Buyer’s ability to assume the ownership of the Units, or otherwise prevent or materially delay the Closing.
     Section 5.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or the Company may become liable.
     Section 5.5 Financing. Buyer has, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby. Buyer does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing.
     Section 5.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, neither Buyer or the Group Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

     Section 5.7 No Other Representations. Buyer acknowledges that, other than as set forth in this Agreement, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter provided to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available or delivered to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Group Companies by management of the Group Companies or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available or provided to Buyer and its representatives and advisors are not and shall not be deemed to be or to include representations or warranties of any Group Company or Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE 6
COVENANTS
     Section 6.1 [Reserved].
     Section 6.2 Tax Matters.
          (a) Seller shall prepare and file (or cause to be prepared and filed) all income Tax Returns relating to the Group Companies with the appropriate federal, state, local and foreign taxing authorities after the Closing Date for Pre-Closing Tax Periods (excluding, for this purpose, any Straddle Period) that are filed after the Closing Date. Seller shall provide Buyer with an opportunity to review and comment on each Tax Returns prepared by Seller at least fifteen (15) days before the date such Tax Returns are filed.
     (b) Except as provided for in Section 6.2(a), Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns with the appropriate federal, state, local and foreign taxing authorities after the Closing Date relating to the Group Companies for Pre-Closing Tax Periods. With respect to any such Tax Returns for tax periods ending on or before the

Closing Date, and for any such Tax Returns for tax periods that commence on or before the Closing Date and end on or after the Closing Date (“Straddle Periods”), Buyer shall prepare such Tax Returns in a manner consistent with the past practice of the Group Companies, except as otherwise required by applicable law. Buyer shall provide Seller with an opportunity to review, comment, and consent (such consent not to be unreasonably withheld, delayed or conditioned) on each income Straddle Period Tax Returns prepared by Buyer at least fifteen (15) days before the date such Tax Returns are filed. For purposes of Section 9.2(a)(iv), any Taxes for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in the case of real and personal property Taxes and franchise Taxes not based on gross or net income on a per diem basis and, in the case of other Taxes, based on an interim closing of the books as of the close of business on the Closing Date. Notwithstanding any other provisions to the contrary in this Agreement, Buyer and Seller agree that all items of deductions and losses attributable to (1) Seller Expenses, (2) unamortized financing costs incurred with respect to Indebtedness satisfied at the Closing, and (3) any other item that has the effect of reducing the Purchase Price, in each case, shall be taken into account as losses or deductions in Pre-Closing Tax Periods and Buyer and Seller agree to prepare the Tax Returns described in Sections 6.2(a) and 6.2(b) in a manner consistent with such intent. Buyer and the Group Companies shall not enter into any transaction on the Closing Date after the Closing that is outside the ordinary course of business.
          (c) With respect to any Pre-Closing Tax Period (other than a non-income Straddle Period Tax Return), Buyer shall not make any elections or file (or cause or permit any Group Company to file) any amended Tax Return without Seller’s consent, such consent not to be unreasonably withheld, delayed or conditioned.
          (d) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such proceeding. The Company agrees to (and will cause the other Group Companies to) retain all books and records with respect to Tax matters pertinent to any Group Company until the expiration of the relevant statute of limitations, and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and reasonable notice.
          (e) Buyer shall indemnify, save and hold harmless the Seller Indemnitees from and against all Losses with respect to (i) Taxes of the Group Companies for any Post-Closing Tax Period, and (ii) the breach of any covenant in this Section 6.2.
          (f) All transfer Taxes, sales Taxes, deed Taxes, stamp Taxes, recording fees and other similar Taxes, including real property transfer or gains Taxes, if any, resulting from the consummation of the transactions contemplated by the Agreement that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this

Agreement (“Transfer Taxes”) shall be borne in equal proportions of 50% each by each of Seller and Buyer.
          (g) Buyer shall pay Seller any income Tax refund or income Tax credit attributable to a Pre-Closing Tax Period that is received by Buyer or any Group Company after the Closing Date but on or prior to the later of (i) the Special Tax Survival Date or (ii) if one or more Buyer Claims is pending against Seller pursuant to Section 9.2(a)(iv) as of the Special Tax Survival Date, the date of final resolution of all such Buyer Claims; provided, that, Buyer shall only be liable under this Section 6.2(g) to the extent such income Tax refund or income Tax credit exceeds the amount of income Tax included as an asset in the determination of the Final Purchase Price pursuant to Section 2.4(b).
     Section 6.3 [Reserved].
     Section 6.4 [Reserved].
     Section 6.5 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement and the transactions contemplated hereby to the financial community, Governmental Entities or the general public shall be mutually agreed upon in advance and in writing by Seller and Buyer (such consent not to be unreasonably withheld or delayed); provided, that (i) each party hereto and their respective Affiliates (including with respect to Buyer, Compass Group Diversified Holdings LLC) may make an announcement (whether in the form of a press release or public filings) without the prior written consent of the other parties hereto, which (A) such party in good faith believes, based on advice of counsel, is necessary for such party or its Affiliate to comply with applicable laws, regulation, or securities exchange rules or (B) is consistent with past practice; it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement reasonably in advance of such issuance (and in any event at least one (1) Business Day prior) and an opportunity to comment thereon, and that such announcement shall not include (x) any information which is adverse to, or disparages, the other parties or their respective Affiliates, or (y) any affirmative statements with respect to the methods used to calculate the Purchase Price (including any statement about the use of any multiples), (ii) the foregoing shall not prevent Seller, Seller’s equityholders and their respective Affiliates from conducting normal marketing and fundraising activities in connection with the operation of Irving Place Capital, or from reporting and providing to their current and prospective direct or indirect stockholders, limited partners, members or other owners as the case may be, financial and other information customarily delivered to such Persons and information regarding the general results of their investment in the Group Companies, (iii) Buyer’s and Seller’s financing sources and other professional advisors may publish “tombstones” or other customary announcements and (iv) for the avoidance of doubt, each Party may make internal announcements to their respective employees that are not inconsistent in any material respect with any prior public disclosures regarding the transactions contemplated by this Agreement.

     Section 6.6 Indemnification; Executive Management Liability Insurance.
          (a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Group Companies on their own behalf, will perform and discharge the Group Companies’ respective obligations to provide such indemnity and exculpation, and none of the Group Companies or Buyer shall take any actions to terminate, amend or modify such rights unless required to do so by applicable law. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and each Group Company shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents, indemnification agreements or other applicable agreements or documents. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable law.
          (b) Contemporaneously with the Closing, Buyer shall cause the Company to, and the Company shall, purchase and maintain in effect, without any lapses in coverage, “tail” policies providing directors’ and officers’ liability insurance coverage, for the benefit of those directors and officers who are covered by any Group Company’s liability insurance package as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance package; provided, that, in no event shall Buyer or the Company be required to expend for any such policies pursuant to this Section 6.6(b) aggregate total premiums in excess of 200% of the aggregate cost of the most recent annual premium paid by the Company for such insurance; provided, further, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
          (c) The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.
     Section 6.7 [Reserved].
     Section 6.8 Documents and Information. After the Closing Date, Buyer and the Company shall cause the Group Companies to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the fifth (5th) anniversary of the Closing Date by Buyer or any Group Company, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.
     Section 6.9 [Reserved].
     Section 6.10 Employee Benefit Matters. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall cause the Company to provide employees of each Group Company who continue to be employed by a Group Company with substantially similar compensation and benefits (excluding equity arrangements) as provided to such employees immediately prior to the Closing Date; provided, however, that notwithstanding Buyer’s present intention to do the foregoing, neither Buyer nor any Group Company shall be required to continue to provide employment or a particular level of compensation or benefits to any employee of a Group Company for any period should circumstances or events arise or occur prior to the first (1st) anniversary of the Closing Date (either particular to the Group Companies or affecting economic conditions generally) that, in Buyer’s or the Company’s good faith business judgment, warrant a reduction in the level of compensation or benefits provided to such employees. Buyer further agrees that, from and after the Closing Date, Buyer shall cause each Group Company to grant each of their respective employees credit for any service with such Group Company, earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Company or any of its Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Buyer shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company, as applicable, to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Group Companies any rights to continue employment for any period. Buyer shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. The provisions of this Section 6.10 are for the sole benefit of the parties to the Agreement and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder. Nothing in this Agreement shall be construed to establish any employee benefit plan within the meaning of Section 3(3) of ERISA, or amend or modify any Employee Benefit Plan.

     Section 6.11 [Reserved].
     Section 6.12 [Reserved].
     Section 6.13 Certain Covenants.
          (a) To induce Buyer to enter into this Agreement, Seller covenants and agrees that Seller and its Affiliates shall not:
               (i) at any time prior to the fourth anniversary of the Closing, solicit or assist in the solicitation of, employ or retain (A) any Key Employee or (B) Martina Hutchinson, a military consultant for the Company; or
               (ii) subject to Section 6.13(a)(i) above, at any time prior to the second anniversary of the Closing, solicit or assist in the solicitation of, employ or retain any individual who is on the Closing Date, an officer or any employee earning in excess of $100,000 annually employed by a Group Company, unless such individual responds to a general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.
          (b) From and after the Closing and for a period of five (5) years following the Closing Date, Seller and its Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential matters relating to the Group Companies, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs and shall not disclose them to anyone outside of Buyer and its Affiliates or their representatives, agents, employees, officers, partners, directors or members that have a need to know such information and are bound to keep such information confidential (“Confidential Information”), provided, however, this covenant shall not apply to any information which is or becomes generally available to the public without breach of this Section 6.13(b) by Seller or its Affiliates. Seller and its Affiliates may disclose Confidential Information if required to do so in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that Seller (A) provides Buyer with prompt notice (to the extent practicable and permitted by applicable law) of such required disclosure so that Buyer may attempt to obtain a protective order, (B) cooperates with Buyer, at Buyer’s expense, in obtaining such protective order, and (C) only discloses that Confidential Information which it is required to disclose as advised by counsel. Notwithstanding the foregoing, Seller may disclose Confidential Information in connection with enforcing its rights under this Agreement, and Seller and its Affiliates may conduct normal marketing and fundraising activities in connection with the operation of Irving Place Capital, and report and provide to their current and prospective direct or indirect stockholders, limited partners, members or other owners as the case may be, financial and other information customarily delivered to such Persons and information regarding the general results of their investment in the Group Companies; provided, that each such recipient is bound by a comparable duty of confidentiality and Seller shall be strictly liable for breaches of this Section 6.13(b) by such recipients.

          (c) If any provision contained in this Section 6.13 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Section 6.13. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 6.13 is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 6.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.
          (d) Seller acknowledges and agrees that in the event of a breach by Seller or any of its Affiliates of any of the provisions of this Section 6.13, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer and its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction, without the need for posting of bond or security, for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.
          (e) Seller expressly acknowledges and agrees that (i) each and every of the restrictions contained in this Section 6.13 is reasonable in all respects (including with respect to subject matter, time period and geographical area), (ii) such restrictions are essential to protect Buyer’s interest in, and value of, business, goodwill, trade secrets and confidential information the business and operations of the Group Companies and (iii) Buyer would not have entered into this Agreement and consummated the transactions contemplated hereby without the restrictions contained in this Section 6.13.
          (f) Solely, for the purpose of this Section 6.13, the term “Seller” shall include IPC/CamelBak LLC.
     Section 6.14 Further Assurances.
          (a) Upon the terms and subject to the conditions hereof, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Transition Services Agreement; to obtain in a timely manner all necessary waivers, consents, and approvals; to effect all necessary registrations and filings; and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.
          (b) Without limiting the foregoing, the Parties acknowledge that certain third parties provide services to both the Company and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, and the Parties agree to cooperate in good faith with each other to consummate separate service provider relationships for such services, where applicable.
          (c) From and after the Closing, each Party, without additional consideration, shall, and shall cause its Subsidiaries to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another Party to make effective the transactions contemplated by this Agreement and the Transition Services Agreement at the earliest practicable date, and, without prejudice to the foregoing, enter into good faith discussions with respect thereto. Without limiting the foregoing and subject to Section 6.8, if a Party has, following the Closing, in its possession any property, asset, right, record and/or document, which under this Agreement should be in the possession of another Party, such possessing Party shall, and shall cause its Subsidiaries to, deliver to the other Party such property, asset, right, record and/or document, as contemplated by this Agreement at the earliest practicable date.
     Section 6.15 Guaranty. As an inducement to Seller to enter into this Agreement and in consideration thereof, Parent hereby irrevocably and unconditionally guarantees, as principal obligor, and not merely as surety, to Seller payment of Purchase Price at Closing (all such liabilities and obligations, the “Guaranteed Obligations”), in each case to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by Buyer. Parent agrees that if Buyer fails to make any payment that is required to be made under this Agreement that is a Guaranteed Obligation when due, such amount shall for purposes hereof be deemed due and payable by Parent upon written notice from Seller to Parent demanding payment thereof. Without limiting the generality of the foregoing, Parent agrees that its obligations under this Section 6.15 are independent from those of Buyer and its liability shall extend to all liabilities and obligations that constitute part of the Guaranteed Obligations, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions. The liability of Parent under this Section 6.15 for the Guaranteed Obligations shall be absolute and unconditional irrespective of, and Parent hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any lack of validity or enforceability of any Guaranteed Obligation, any liability or obligation guaranteed by the Guaranteed Obligations or any agreement, instrument or liability relating thereto. Parent hereby waives (a) notice of acceptance of the guaranty described in this Section 6.15; (b) presentment and demand of the Guaranteed Obligations; and (c) any right to require that any action be brought against Buyer or any other Person prior to any action against Parent under the terms of this Agreement.
ARTICLE 7
DELIVERIES TO BE MADE UPON CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT
     Section 7.1 [Reserved].
     Section 7.2 Closing Documents To Be Delivered To Buyer. Prior to or at the Closing, Seller shall have delivered to Buyer the following closing documents:
          (a) a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

          (b) a certified copy of the resolutions of Seller’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
          (c) written resignations of each of the directors of each Group Company;
          (d) a certificate from Seller of Non-Foreign Status, in form and substance as prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);
          (e) a certificate signed by the Secretary or Assistant Secretary of the Company which shall (i) certify the names of the officers of the Company authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers, (ii) certify to and attach a copy of the Company’s then-current certificate of formation, certified by the Secretary of State of the State of Delaware and (iii) certify to and attach the then-current limited liability agreement of the Company;
          (f) a certificate signed by the Secretary or Assistant Secretary of Seller which shall (i) certify the names of the officers of Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Seller or any of its officers, together with the true signatures of such officers, (ii) certify to and attach a copy of Seller’s then-current certificate of formation, certified by the Secretary of State of the State of Delaware and (iii) certify to and attach the then-current limited liability agreement of Seller;
          (g) the Escrow Agreement, which shall have been executed and delivered by Seller;
          (h) a copy of the pay-off letters in a form reasonably acceptable to Buyer from the holders of Closing Indebtedness (other than any capitalized lease obligation and other than with respect to the Letters of Credit (which shall remain in place and be backstopped by Buyer, and for the avoidance of doubt such Letters of Credit remaining in place shall not be deemed to be a condition to Closing) relating to the payment thereof (the “Pay-off Letters”);
          (i) the Transition Services Agreement, which shall have been executed and delivered by Seller and Armacel Armor Corporation; and
          (j) evidence that the Company has distributed, assigned or transferred its right, title and interest in (i) that certain Secured Demand Note, made as of June 21, 2010 by Armacel Armor Corporation in favor of the Company, to Seller, (ii) that certain Secured Demand Note, made as of March 7, 2011 by Armacel Armor Corporation in favor of the Company, to Seller, and (iii) that certain Loan and Security Agreement, dated as of June 21, 2010, by and between the Company and Armacel Armor Corporation, as amended as of March 7, 2011, to Seller.
     Section 7.3 Closing Documents To Be Delivered To Seller. Prior to or at the Closing, Buyer shall have delivered the following closing documents in form and substance reasonably acceptable to Seller:

          (a) a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
          (b) a certificate signed by the Secretary or Assistant Secretary of Buyer which shall (i) certify the names of the officers of Buyer authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Buyer or any of its officers, together with the true signatures of such officers, (ii) certify to and attach a copy of Buyer’s then-current certificate of incorporation, certified by the Secretary of State of the State of Delaware and (iii) certify to and attach the then-current bylaws of Buyer;
          (c) the Escrow Agreement, which shall have been executed and delivered by Buyer; and
          (d) the Transition Services Agreement, which shall have been executed and delivered by the Company.
ARTICLE 8
AMENDMENT
     Section 8.1 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.1 shall be void.
ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION
     Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article 3 and Seller contained in Article 4 and the representations and warranties of Buyer contained in Article 5 shall survive the Closing until the first (1st) anniversary of the Closing Date (the “First Release Date”); provided, that the representations and warranties contained in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.10 (Employee Plans), Section 3.11 (Environmental Matters), Section 3.15 (Tax Matters), Section 4.1 (Organization; Authority) and Section 4.3 (Title) and any certificate delivered at Closing with respect thereto (the representations referred to in this proviso, the “Fundamental Representations”) shall survive until the second (2nd) anniversary of the Closing Date (the “Third Release Date”); provided, further, that, notwithstanding the foregoing proviso, the representations and warranties set forth in Section 3.15(g) shall survive the Closing until the Special Tax Survival Date. All covenants of Seller, the Company or Buyer set forth herein to be performed after the Closing shall survive the Closing to the extent provided in their respective terms.

     Section 9.2 General Indemnification.
          (a) Subject to the other provisions of this Article 9, from and after the Closing, Seller shall indemnify, defend and hold Buyer, each of the Group Companies and/or their respective officers, directors, members, employees and/or agents (each a “Buyer Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:
               (i) any breach of any representation or warranty made by the Company contained in Article 3 (disregarding for purposes of proving any Loss any reference to “materiality” or Company Material Adverse Effect);
               (ii) any breach of any representation and warranty made by Seller contained in Article 4 (disregarding for purposes of proving any Loss any reference to “materiality” or Company Material Adverse Effect);
               (iii) any failure of the Company or Seller to fulfill or satisfy any covenant or agreement contained herein; or
               (iv) any liability of a Group Company for (A) income Taxes for any Pre-Closing Tax Period, (B) income Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, or (C) income Taxes of another Person for a Pre-Closing Tax Period imposed on any Group Company as a transferee or successor, by contract or otherwise, which income Taxes related to an event or transaction occurring before the Closing; provided, that Seller shall only be liable under this Section 9.2(a)(iv) to the extent such income Taxes exceed the amount of income Taxes included as a liability in the determination of the Final Purchase Price pursuant to Section 2.4(b).
          (b) Subject to the other provisions of this Article 9, Buyer agrees to, and shall, after the Closing, cause the Company to, indemnify, defend and hold Seller and their respective Affiliates, officers, directors, employees and agents (each a “Seller Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with or arising out of (i) any breach of any representation or warranty made by Buyer contained in Article 5, (ii) any breach by Buyer of any of its covenants or agreements contained herein and (iii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company after the Closing Date.
          (c) The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof). No Buyer Indemnitee or Seller Indemnitee shall be entitled to be indemnified from or held harmless against any Loss pursuant to the terms of this Section 9.2 unless such Buyer Indemnitee or Seller Indemnitee delivers written notice of its claim for indemnification to Seller or Buyer, as the case may be pursuant to Section 10.2 on or prior to the applicable period set forth in Section 9.1.

          (d) Notwithstanding any other provision in this Agreement to the contrary, Losses for which Seller has an obligation to indemnify the Buyer Indemnitees from and against under this Agreement shall not include any Taxes with respect to any Post-Closing Tax Periods.
     Section 9.3 Third Party Claims.
          (a) If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 9, such Indemnified Party shall promptly give a Notice of Claim, describing such Indemnity Claim in reasonable detail and the amount or estimated amount of Damages of such Indemnity Claim, to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided, that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If (i) the Responsible Party elects not to conduct the defense and settlement of a Third Party Claim or (ii) the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, then the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment.
          (b) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and the Company (or a duly authorized representative of such Party) shall (and shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
     Section 9.4 Notice of Losses by Buyer Indemnitee.
          (a) As soon as is reasonably practicable after a Buyer Indemnitee first obtains actual knowledge of any Loss for which such Buyer Indemnitee would be entitled to bring a claim, action or suit pursuant to Sections 9.2(a) or (b) that may result in a Loss (other than a Third Party Claim) (a “Buyer Claim”), Buyer shall give notice thereof (a “Buyer Claim Notice”) to Seller. A Buyer Claim Notice must describe the Buyer Claim in reasonable detail (including the specific section reference in the Agreement giving rise to such Buyer Claim and the nature of the Loss that has been suffered by a Buyer Indemnitee) and set forth Buyer’s good faith calculation of the Loss that has been suffered by such Buyer Indemnitee. No delay in giving or failure to give a Buyer Claim Notice by Buyer to Seller pursuant to this Section 9.4(a) will adversely affect any of the other rights or remedies that a Buyer Indemnitee has under this Agreement, except to the extent that Seller is actually prejudiced thereby. Seller shall respond to Buyer (a “Dispute Notice”) within thirty (30) days (the “Dispute Period”) after the date the Buyer Claim Notice is received by Seller. Any Dispute Notice must specify whether Seller disputes a Buyer Claim described in a Buyer Claim Notice (or the amount of Losses set forth therein). If Seller fails to give a Dispute Notice within the Dispute Period, Seller will be deemed not to dispute the Buyer Claim described in the Buyer Claim Notice to the extent of the nature and amount of the Loss specified therein. If Seller elects not to dispute a Buyer Claim described in a Buyer Claim Notice or has been deemed not to dispute such Buyer Claim pursuant to this Section 9.4(a), then payment shall be promptly made to the applicable Buyer Indemnitee in accordance with, and subject to the limitations contained in, this Article 9.
          (b) If Seller delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and Seller shall promptly meet and use their commercially reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to indemnification on account of such Buyer Claim. If Buyer and Seller are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then payment shall be promptly made to the applicable Buyer Indemnitee in accordance with, and subject to the limitations contained in, this Article 9. If Buyer and Seller are unable to reach agreement within thirty (30) days after Buyer receives such Dispute Notice and Buyer as Seller do not agree in writing to extend such resolution period, then either Buyer or Seller may resort to other legal remedies in accordance with, and subject to the limitations set forth, in this Agreement.
     Section 9.5 Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:
          (a) other than with respect to Losses paid, directly or indirectly, as a result of, in connection with, or arising out of the Fundamental Representations, the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) until the total amount of Losses which the Buyer Indemnitees would recover under Section 9.2(a)(i) or Section 9.2(a)(ii), but for this Section 9.5(a), exceeds $2,450,000, in which case, the Buyer Indemnitees shall be entitled to recover the entire amount of such Losses (including such amounts previously restricted by this Section 9.5(a));
          (b) other than with respect to Losses paid, directly or indirectly, as a result of, in connection with, or arising out of the Fundamental Representations, the Buyer Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) unless such Loss (including any series of related Losses) equals or exceeds $50,000;

          (c) except with respect to the representations and warranties set forth in Section 3.15(g), Losses with respect to which shall not count towards or be included in the maximum liability limits set forth in this Section 9.5(c) , the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) shall be an amount equal to the dollar value of the Indemnity Escrow Amount immediately after adjustment pursuant to Section 2.4(d)(ii); provided, that:
               (i) on the First Release Date, the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than with respect to the representations and warranties set forth in Section 3.15(g)) shall be adjusted and shall equal an amount equal to the lesser of (A) (1) $7,350,000 plus (2) the aggregate amount of payments made by Seller to the Buyer Indemnitees in accordance with this Agreement prior to the First Release Date (whether directly or from the Escrow Account) (other than with respect to the representations and warranties set forth in Section 3.15(g)), plus (3) the aggregate amount of claims for payment made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved prior to the First Release Date (other than with respect to the representations and warranties set forth in Section 3.15(g)), and (B) the dollar value of the Indemnity Escrow Amount immediately after adjustment pursuant to Section 2.4(d)(ii);
               (ii) on the Second Release Date, the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than with respect to the representations and warranties set forth in Section 3.15(g)) shall be adjusted and shall equal the lesser of (A) (1) $3,675,000 plus (2) the aggregate amount of payments made by Seller to the Buyer Indemnitees in accordance with this Agreement prior to the Second Release Date (whether directly or from the Escrow Account) (other than with respect to the representations and warranties set forth in Section 3.15(g)), plus (3) the aggregate amount of claims for payment made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved prior to the Second Release Date (other than with respect to the representations and warranties set forth in Section 3.15(g)), and (B) the dollar value of the Indemnity Escrow Amount immediately after adjustment pursuant to Section 2.4(d)(ii);
               (iii) on the Third Release Date, except with respect to breaches of representations and warranties set forth in Section 3.15(g), the Buyer Indemnitees shall no longer be entitled to bring a claim for indemnification pursuant to Section 9.2(a), and the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than with respect to the representations and warranties set forth in Section 3.15(g)) shall be fixed at the lesser of (A) (1) the aggregate amount of payments made by Seller to the Buyer Indemnitees in accordance with this Agreement prior to the Third Release Date (whether directly or from the Escrow Account) (other than with respect to the representations and warranties set forth in Section 3.15(g)), plus (2) the aggregate amount of claims for payment made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved prior to the Third Release Date (other than with respect to the representations and warranties set forth in Section 3.15(g)), and (B) the dollar value of the Indemnity Escrow Amount immediately after adjustment pursuant to Section 2.4(d)(ii); and

               (iv) if at any time following the First Release Date, if an amount claimed by the Buyer Indemnitees is resolved, in whole or part, in Seller’s favor, to the extent that following such resolution the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than with respect to the representations and warranties set forth in Section 3.15(g)) as of the immediately prior Release Date would have been a lower amount than the calculation of such maximum liability as of such Release Date (calculating the amount of maximum liability as of such Release Date as though such amount had been resolved on such Release Date), then the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than with respect to the representations and warranties set forth in Section 3.15(g)) shall immediately be re-adjusted to equal such lower amount;
          (d) the maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) arising out of any breach of the representation and warranties set forth in Section 3.15(g) shall be $35,000,000;
          (e) each Party entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith; provided, that any failure to mitigate Losses in accordance with the foregoing shall not relieve the applicable indemnifying Party of its obligations hereunder, except with respect to that portion of a Loss directly resulting from a Party’s failure to mitigate;
          (f) the amount of any and all Losses shall be determined net of (i) any cash amounts actually recovered by the Buyer Indemnitees under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (in each case net of expenses of recovery thereof) and (ii) the amount of any Tax benefits actually realized with respect to such Losses, as and to the extent such benefits are realized as a refund, credit or other reduction in Taxes (determined by comparing the Taxes that would have been payable taking into account any deductions attributable to the Loss with those Taxes that would have been payable in the absence of such deductions, assuming that such deductions are the last item of deduction on any Tax Return) in the tax year in which the Loss occurs or in either of the two immediately subsequent tax years; and
          (g) in calculating any Loss hereunder, the amount of such Loss shall be reduced to the extent that (i) prior to the date hereof the Group Companies recorded a reserve in their books and records with respect to such Loss, or (ii) such Loss was taken into account in the determination of the Final Purchase Price pursuant to Section 2.4(d).
          (h) Seller shall have no obligation to indemnify any Buyer Indemnitee with respect to any environmental investigation, monitoring, clean-up, containment, removal or other corrective action (collectively, “Response Actions”) to the extent that such Response Action (i) is not required under Environmental Law or by any Governmental Entity; (ii) is not tailored to attain compliance with minimum remedial standards applicable under Environmental Law employing where applicable risk-based remedial standards and institutional controls, where such standards or controls would not unreasonably interfere with ongoing commercial operations at the relevant property or facility; or (iii) arises as a result of any sampling or testing of environmental media or any disclosure or reporting to any third party by or on behalf of any Buyer Indemnitee or potential subsequent buyer of the business of the Group Companies, in each case which is not required under Environmental Laws or by any Governmental Entity in this Section 9.8(e).
In any case where a Buyer Indemnitee or a Group Company recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was indemnified pursuant to Section 9.2(a), such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee or Group Company, as applicable, in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Seller to or on behalf of such Buyer Indemnitee in respect of such matter and (ii) any amount expended by Seller in pursuing or defending any claim arising out of such matter.
     Section 9.6 Treatment of Indemnity Payments. All payments made on behalf of Seller out of the Indemnity Escrow Amount to or for the benefit of Buyer Indemnitees pursuant to this Article 9 shall be treated as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.
     Section 9.7 Exclusive Remedy. Except (i) in the case of fraud, (ii) with respect to the matters covered by Section 2.4(d), Section 6.2(e) or Section 6.2(f) and (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 10.15, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedy for the Parties with respect to any matter in any way arising from or relating to this Agreement or its subject matter. Subject to the foregoing, to the maximum extent permitted by Law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws, at common law, in equity or otherwise (including with respect to any environmental, health or safety matters, including those arising under CERCLA or any other Environmental Laws).
     Section 9.8 Manner of Payment; Escrow Release.
          (a) Any amounts owing from Seller pursuant to this Article 9 shall be made solely by disbursement of a portion of the Indemnity Escrow Amount, and the Buyer Indemnitees shall not be entitled to seek indemnification directly from Seller; provided, however, that after the Indemnity Escrow Amount has been reduced to zero (0), the Buyer Indemnitees shall be entitled to seek payment directly from Seller, as follows: (i) with respect to Losses indemnifiable pursuant to Section 9.2(a) arising out of a breach of the representations and warranties set forth in Section 3.15(g), after the Indemnity Escrow Amount has been reduced to zero (0), the Buyer Indemnitees shall be entitled to seek payment directly from Seller pursuant to Section 9.2(a) for any Losses arising out of a breach of the representations and warranties set forth in Section 3.15(g); and (ii) subject to the limitations set forth herein (including Section 9.5(c)), if Losses indemnifiable pursuant to Section 9.2(a) arising out of a breach of the representations and warranties set forth in Section 3.15(g) have been disbursed from the Indemnity Escrow Amount, after the Indemnity Escrow Amount has been reduced to zero (0), the Buyer Indemnitees shall be entitled to seek payment directly from Seller for an amount of Losses indemnifiable pursuant to Section 9.2(a) (other than for Losses arising out of a breach of the representations and warranties set forth in Section 3.15(g), which shall not be counted toward the amount of Losses the Buyer Indemnitees may seek directly from Seller pursuant to this clause (ii)) equal to the amount of Losses disbursed from the Indemnity Escrow Amount arising out of a breach of the representations and warranties set forth in Section 3.15(g).
Except as set forth in the foregoing sentence, and subject to the limitations set forth in this Article 9 (including the limitation set forth in Section 9.5(c)), in no event shall the Buyer Indemnitees be entitled to recover an aggregate amount pursuant to this Article 9 in excess of the available portion of the Indemnity Escrow Amount at any given time. (x) Except for claims of breaches of the representations and warranties set forth in Section 3.15(g) or (y) unless there have been Losses with respect to breaches of the representations and warranties set forth in Section 3.15(g) that have been disbursed from the Indemnity Escrow Amount, on the date that the Indemnity Escrow Amount is reduced to zero (0), the Buyer Indemnitees shall have no further rights to indemnification under Section 9.2(a) or payment under Section 2.4(d)(ii).
          (b) Upon the First Release Date, an amount, if any, shall be released from the Escrow Account to Seller that is equal to $7,350,000, minus the aggregate amount of payments from the Escrow Account made to the Buyer Indemnitees in accordance with this Agreement prior to the First Release Date, minus the aggregate amount of claims for payment from the Escrow Account made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved prior to the First Release Date.
          (c) Upon the date that is eighteen (18) months following the Closing Date (the “Second Release Date”), an amount, if any, shall be released from the Escrow Account to Seller that is equal to $11,025,000 minus the amount released from the Escrow Account and paid to Seller pursuant to Section 9.8(b) or Section 9.8(e) prior to the Second Release Date, minus the aggregate amount of payments from the Escrow Account made to the Buyer Indemnitees in accordance with this Agreement prior to the Second Release Date, minus the aggregate amount of claims for payment from the Escrow Account made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved prior to the Second Release Date.
          (d) Upon the Third Release Date, an amount, if any, shall be released from the Escrow Account to Seller that is equal to the excess of (i) the portion of the Indemnity Escrow Amount remaining in the Escrow Account immediately prior to the Third Release Date over (ii) the aggregate amount of claims for payment from the Escrow Account made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved prior to the Third Release Date.
          (e) At any time following the First Release Date, if an amount claimed by the Buyer Indemnitees is resolved, in whole or part, in Seller’s favor, to the extent that following such resolution the values represented by (i) the Indemnity Escrow Amount remaining and (ii) the aggregate remaining amount claimed by the Buyer Indemnitees pursuant to claims made against such funds in accordance with this Agreement and not fully resolved would have resulted in a release of a larger portion of the Indemnity Escrow Amount as of the immediately prior Release Date than actually occurred in connection with such Release Date, such incremental amount shall be promptly released to Seller.
          (f) Seller and Buyer shall use commercially reasonable efforts to agree upon and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account provided for in Section 9.8(b), Section 9.8(c) or Section 9.8(d) within five (5) Business Days of the applicable Release Date, or provided for in Section 9.8(e) within five (5) Business Days of the resolution of any amount claimed by the Buyer Indemnitees. If Seller and Buyer are unable to agree upon joint written instructions within the applicable five (5) Business Day time period, Seller and Buyer shall immediately retain the Accounting Firm to determine the amount required to be released from the Escrow Account pursuant to Section 9.8(b), Section 9.8(c), or Section 9.8(d) within thirty (30) days of the applicable Release Date or, if pursuant to Section 9.8(e), within thirty (30) days of the resolution of any amount claimed by the Buyer Indemnitees. The determination of the Accounting Firm shall be final and binding upon Buyer and Seller, and upon receipt thereof Buyer and Seller shall immediately (and in any event within two (2) Business Days thereafter) deliver joint written instructions to the Escrow Agent reflecting the determination of the Accounting Firm regarding the amount required to be released to Seller from the Escrow Account pursuant to Section 9.8(b), Section 9.8(c), Section 9.8(d) or Section 9.8(e), as applicable. The fees and expenses of the Accounting Firm incurred pursuant to this Section 9.8(f) shall be split equally by Buyer and Seller. For purposes of determining the amount to be released to the Seller from the Escrow Account pursuant to Section 9.8(b), Section 9.8(c), Section 9.8(d) or Section 9.8(e), Seller and Buyer hereby agree that the “aggregate amount of claims for payment from the Escrow Account made by the Buyer Indemnitees in accordance with this Agreement and not fully resolved” prior to the applicable Release Date shall equal the amount claimed by the applicable Buyer Indemnitee as set forth on any Notice of Claim (as defined in the Escrow Agreement) that has not been resolved prior to the applicable Release Date.
          (g) If as of the applicable Release Date no payments have been made from the Escrow Account and the Buyer Indemnitees have not made any claims for payment from the Escrow Account, the amount that is required to be released from the Escrow Account pursuant to Section 9.8(b), Section 9.8(c) or Section 9.8(d), as applicable, shall automatically be released by the Escrow Agent to Seller, and joint written instructions shall not be required to be provided to the Escrow Agent in order to release the applicable amount.
ARTICLE 10
MISCELLANEOUS
     Section 10.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided, that following the Closing Buyer may assign this Agreement (including the rights, interests and obligations hereunder) (1) to any Affiliate (which such assignment shall not relieve Buyer of any of its liabilities or obligations hereunder) and (2) in connection with a merger or sale of Buyer or a sale of substantially all of Buyer’s assets. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.
     Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
          To Buyer or to the Company:
CamelBak Products, LLC
c/o Compass Group Management LLC
61 Wilton Road 2nd Floor
Westport, CT 06880
Attn: Alan Offenberg and David Swanson
Facsimile: (203) 221-8253
E-mail: alan@compassequity.com
             davids@compassequity.com
with a copy (which shall not constitute notice to Buyer) to:
Dickstein Shapiro LLP
One Stamford Plaza
263 Tresser Boulevard, Suite 1400
Stamford, CT 06901
Attention: Evan S. Seideman, Esq.
Facsimile: (203) 547-7686
E-mail: seidemane@dicksteinshapiro.com
          To Seller:
CBK Holdings, LLC
c/o Irving Place Capital
277 Park Avenue, 39th floor
New York, NY 10172
Attention: Richard Perkal and Matthew Turner
Facsimile: (212) 551-4676
E-mail: rperkal@irvingplacecapital.com
             mturner@irvingplacecapital.com

with a copy (which shall not constitute notice to Seller) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Michael Movsovich and Joshua Kogan
Facsimile: (212) 446-6460
E-mail: michael.movsovich@kirkland.com
               joshua.kogan@kirkland.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 10.3 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement and all conduct and interactions related hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
     Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Seller Expenses that are unpaid prior to the Closing.
     Section 10.5 Construction; Interpretation. The term “this Agreement” means this Securities Purchase Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the definition, context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) each accounting term used herein shall have the meaning given such term in accordance with GAAP.
     Section 10.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any

Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed in the Schedule referenced by and with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
     Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.6 and Article 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
     Section 10.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
     Section 10.10 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, (a) the actual knowledge of the Key Employees and (b) the knowledge the Key Employees would be deemed to have following due inquiry of those individuals involved in the operation of the business of the Group Companies who report directly to the Key Employees, none of whom shall have any personal liability or obligations regarding such knowledge.
     Section 10.11 Limitation on Damages and Remedies. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any punitive, special or exemplary damages, relating to any breach of representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement. Except in the case of fraud, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
     Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of Seller or of any Affiliate or assignee of any such Person, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future member of Seller or any current or future director, officer, employee or member of Seller or of any Affiliate or assignee of any such Person, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
     Section 10.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     Section 10.14 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
     Section 10.15 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
     Section 10.16 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller, its Affiliates and the Group Companies (including CamelBak Group, LLC, a Delaware limited liability company) prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waive, on their own behalf and agrees to cause their respective Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company (including CamelBak Group, LLC, a Delaware limited liability company) and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.
     Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

     IN WITNESS WHEREOF, each of the Parties has caused this Securities Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

CBK HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

CAMELBAK PRODUCTS, LLC
By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

CAMELBAK ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

Solely with respect to Sections 6.13 and Article X only IPC/CAMELBAK LLC
By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

Solely with respect to Sections 6.15 and Article X only COMPASS GROUP DIVERSIFIED HOLDINGS LLC
By:
Name:
Title: